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                                 FORM 8-A/A-3

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

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                   AMENDMENT NO. 3 TO REGISTRATION STATEMENT
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

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                            FIRST BANK SYSTEM, INC.
                            -----------------------
            (Exact name of registrant as specified in its charter)


          Delaware                                        41-0255900
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(State of incorporation                                (I.R.S. Employer
    or organization)                                   Identification No.)


601 Second Avenue, Minneapolis, Minnesota                  55402-4302
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(Address of principal executive offices)                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                          Name of each exchange on which
  to be so registered                          each class is to be registered
------------------------                       ------------------------------

   Rights to Purchase                              New York Stock Exchange
     Preferred Stock


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instructions A.(c)(1), please check the following box. [_]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                                  ----------
                               (Title of class)
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Item 1.  Description of Securities to be Registered.
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     The response to Item 1 is hereby amended by adding the following paragraphs and the attached exhibit.

     On November 5, 1995, the Board of Directors of First Bank System, Inc. (the "Company") authorized the execution of Amendment No. 3 to Rights Agreement (the "Amendment"), dated November 9, 1995, between the Company and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company) (the "Rights Agent"), which amended the Rights Agreement, dated as of December 21, 1988, between the Company and the Rights Agent, as amended by Amendment No. 1 to Rights Agreement, dated as of May 30, 1990, and by Amendment No. 2 to Rights Agreement, dated as of February 17, 1993 (such agreement, as so amended, the "Rights Agreement"). The amendments to the Rights Agreement set forth in the Amendment are described below. The Rights Agreement, as amended by the Amendment, sets forth the description and the terms of the rights held by holders of the Company's common stock, par value $1.25 per share, to purchase one one-hundredth share of Junior Participating Preferred Stock. Terms used herein but not defined herein have the meanings ascribed to them in the Rights Agreement.

     Section 1(a) of the Rights Agreement was amended by modifying the definition of "Acquiring Person" to exclude from such definition First Interstate Bancorp, a Delaware corporation ("First Interstate"), and its Affiliates and Associates (each, a "First Interstate Party"), but only if and for so long as (1) First Interstate is in compliance with all material terms, conditions and obligations imposed upon it by the Agreement and Plan of Merger, dated as of November 5, 1995, by and among the Company, Eleven Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and First Interstate, as the same may be amended from time to time (the "Merger Agreement"), and the Stock Option Agreement, dated November 5, 1995, between First Interstate, as grantee, and the Company, as issuer, as the same may be amended from time to time (the "Parent Stock Option Agreement"), and (2) no First Interstate Party is the Beneficial Owner of any Common Shares of the Company then outstanding other than: (a) Common Shares of the Company of which any First Interstate Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of the Merger Agreement or the Parent Stock Option Agreement or by reason of the consummation of any transaction contemplated in the Merger Agreement, the Parent Stock Option Agreement or both;
(b) Common Shares of the Company of which any First Interstate Party is the Beneficial Owner on November 9, 1995; (c) Common Shares of the Company of which any First Interstate Party becomes the Beneficial Owner after November 9, 1995; provided, that the aggregate number of Common Shares of the Company which may be Beneficially Owned by the First Interstate Parties pursuant to this clause (c) shall not exceed 5% of the Common Shares of the Company outstanding; (d) Common Shares of the Company acquired in satisfaction of debts contracted prior to November 9, 1995, by any First Interstate Party in good faith in the ordinary course of such First Interstate Party's banking business; (e) Common Shares of the Company held by any First Interstate Party in a bona fide fiduciary or depository capacity; and (f) Common
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Shares of the Company owned in the ordinary course of business by either (i) an investment company registered under the Investment Company Act of 1940, as amended, or (ii) an investment account, for either of which any First Interstate Party acts as investment advisor.

     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as an exhibit and incorporated herein by reference.


Item 2.  Exhibits.
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     The following exhibit is filed with this Form 8-A/A-3 Amendment to
Registration Statement on Form 8-A:


Exhibit No.                           Description
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    1        Amendment No. 3 to Rights Agreement, dated November 9, 1995, between First Bank System, Inc. and First Chicago Trust Company of New York, as Rights Agent. (Incorporated by reference to Exhibit
             4.1 to the registrant's Current Report on Form 8-K, dated November 15, 1995, File No. 1-6880.)


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                              FIRST BANK SYSTEM, INC.



                              /s/ David J. Parrin
                              -------------------------------------
                              David J. Parrin
                              Senior Vice President and Controller

Dated:  November 15, 1995